Exhibit 3(a)(2)
CERTIFICATE OF AMENDMENT
TO THE
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
SAGA COMMUNICATIONS, INC.
Pursuant to Sections 228 and 242 of
the General Corporation Law
of the State of Delaware
     SAGA COMMUNICATIONS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Corporation’s Second Restated Certificate of Incorporation, Article Four of the Second Restated Certificate of Incorporation is amended by adding Section 4.3 as follows:
4.3 Reverse Stock Split. Each four (4) shares of the Corporation’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), and Class B Common Stock, par value $.01 per share (the “Class B Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock and Class B Common Stock, respectively, without any further action by the Corporation or the holder thereof. No fractional shares shall be issued and instead, a fraction of a share will be rounded up to one whole share. Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock or Class B Common Stock, as the case may be (the “Old Certificates”), shall thereafter represent that number of shares of Class A Common Stock or Class B Common Stock, as the case may be, into which the shares of Class A Common Stock or Class B Common Stock, as the case may be, represented by the Old Certificate shall have been combined, subject to the rounding up of fractional share interests as described above.
     SECOND: This Certificate of Amendment shall become effective as of January 28, 2009 at 11:59 p.m., Eastern Standard Time.
     THIRD: This Certificate of Amendment was duly authorized by the Corporation’s Board of Directors and adopted by written consent of the Corporation’s stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 28th day of January, 2009.

SAGA COMMUNICATIONS, INC.
By:	/s/ Edward K. Christian
	Name:	Edward K. Christian
	Title:	President, Chief Executive Officer and Chairman